Exhibit 99(a)(1)(D)

Exhibit 99(a)(1)(D)

LETTER TO STOCKHOLDERS

THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.

November 21, 2014 DEAR STOCKHOLDER:

No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the “Offer”) by Sierra Income Corporation (the “Company”). The purpose of this Offer is to provide a measure of liquidity to stockholders since there is otherwise no public market. The Offer is for cash at a price equal to $9.22 per share, which represents the Company’s net asset value per share as of September 30, 2014 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal. The Offer period will begin on November 21, 2014 and end at 12:00 Midnight, Eastern Time, on December 24, 2014. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the Offer period.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT $9.22 PER SHARE, WHICH REPRESENTS THE COMPANY’S NET ASSET VALUE PER SHARE AS OF SEPTEMBER 30, 2014, PLEASE DISREGARD THIS NOTICE.

We will contact you again next quarter and each quarter thereafter to notify you of the

Company’s intention to offer to repurchase a portion of its issued and outstanding shares. If you would like to tender a portion or all of your shares for repurchase at this time, please complete the Letter of Transmittal Form included with this letter and return it in the enclosed envelope. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that we are only offering to repurchase up to 411,894 shares of our common stock held by stockholders as of the date of this Offer.

All requests to tender shares must be received in good order by the Company, at the address below, by 12:00 Midnight, Eastern Time, on December 24, 2014.

Regular Mail

Investment Processing Department c/o DST Systems, Inc.

P.O. Box 219731

Kansas City, MO 64121-9731

Overnight Mail

Investment Processing Department c/o DST Systems, Inc.

430 W. 7th Street Kansas City, MO 64105

If you have any questions, please call your ?nancial advisor or call us at (212) 759-0777.

Sincerely,

Seth Taube

Chief Executive Officer, Sierra Income Corporation

SIERRA INCOME CORPORATION

375 Park Avenue, 33rd Floor New York, NY 10152 T: 212-759-0777 W: www.sierraincomecorp.com